Exhibit 8.1

Opinion of Lowenstein Sandler PC, Concerning Tax Matters

March 26, 2004

ITXC Corp.

750 College Road East

Princeton, NJ 08540

Ladies and Gentlemen:

We have acted as counsel to ITXC Corp., a Delaware corporation (“ITXC”), in connection with the merger of Vex Merger Subsidiary Corp., a Delaware corporation (“Vex”), with and into ITXC, pursuant to the Agreement and Plan of Merger dated as of November 4, 2003 (the “Merger Agreement”) by and among Teleglobe International Holdings, Ltd., a Bermuda company (“Teleglobe”), Vex, and ITXC (the “Merger”).

We understand that this opinion will appear as Exhibit 8.1 to the Registration Statement on Form S-4 (the “Registration Statement”) filed by Teleglobe under the Securities Act of 1933, as amended, relating to the proposed Merger pursuant to the Merger Agreement.  Except as otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Merger Agreement.

In rendering our opinion, we have examined and, with your consent, have relied without independent investigation or verification upon the accuracy and completeness of the facts, information, covenants, and representation contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, (iii) the representations and covenants made by Teleglobe and ITXC, including representations and covenants set forth in a representation letter from Teleglobe dated March 23, 2004 and a representation letter from ITXC dated March 24, 2004 (hereinafter referred to collectively as the “Representation Letters”), and (iv) other such documents as we have deemed necessary or appropriate.  In such investigation, we also have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents.

In rendering our opinion, we have assumed, with your consent, and our opinion is conditioned on, among other things, that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and that none of the terms and conditions contained therein has been waived or modified in any respect prior to the Effective Time; (ii) the Merger Agreement and the Representation Letters reflect all the material facts relating to the Merger, Teleglobe, and ITXC; and (iii) the representations in the Representation Letters are and will remain accurate and complete at all times up to and including the Effective Time.  Any material change or inaccuracy in the facts referred to or set forth in the Merger Agreement or in the Representation Letters, or assumed herein (giving effect to all events occurring after the Effective Time) could affect our conclusions stated herein.

In rendering our opinion, we have considered currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed federal income tax regulations (the “Regulations”), and administrative and judicial interpretations of the Code and the Regulations, all as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect.  With respect to those issues as to which there is no law directly on point, we have reached our conclusions based on analogy to and reasoning from certain relevant provisions of the Code and Regulations, authorities, and interpretations.  A material change in any of the authorities upon which our opinion is based could affect our conclusions stated herein.

Based solely upon and subject to the foregoing, we hereby confirm that the discussion set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement represents our opinion as to the material United States federal income tax consequences of the Merger.

Except as expressly set forth herein, we express no other opinion, including, without limitation, any opinion as to whether any event occurring after the Effective Time will be viewed as part of the plan of reorganization for United States federal income tax purposes and the effect, if any, of such event on our conclusions stated herein.

We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.  This opinion is for your benefit, and is not to be used, circulated, quoted, or otherwise referred to for any purpose; provided, however, that this opinion may be referred to in the section of the Registration Statement on Form S-4 entitled “Material U.S. Federal Income Tax Consequences.”  The issuance of such consent does not concede that we are an “expert” for purposes of the Securities Act of 1933.

Very truly yours,

/s/ Lowenstein Sandler PC